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                                                                     EXHIBIT 3.8


                             AMENDMENT TO BYLAWS OF
                     MAJESTIC STAR CASINO CAPITAL CORP. II

                                  ARTICLE VII
                                INDEMNIFICATION



         Section 1. Non-Derivative Actions. Subject to all of the other provisions of this Article VII, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including actual and reasonable attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Section 2. Derivative Actions. Subject to all of the provisions of this
Article VII, the corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. However, indemnification shall not be made for any claim, issue or matter in which such person has been found liable to the corporation unless and only to the extent that the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for the reasonable expenses incurred.




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         Section 3. Expenses of Successful Defense. To the extent that a person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2 of Article VII of these Bylaws, or in defense of any claim, issue or matter in the action, suit or proceeding, the person shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by such person in connection with the action, suit or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided by this Section 3 of Article VII.

         Section 4. Definitions. For the purposes of Sections 1 and 2 of this
Article VII, "other enterprises" shall include employee benefit plans; "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in Sections 1 and 2 of this
Article VII.

         Section 5. Contract Right; Limitation on Indemnity. The right to indemnification conferred in this Article VII shall be a contract right, and shall apply to services of a director or officer as an employee or agent of the corporation as well as in such person's capacity as a director or officer. Except as provided in Section 3 of Article VII of these Bylaws, the corporation shall have no obligations under this Article VII to indemnify any person in connection with any proceeding, or part thereof, initiated by such person without authorization by the Board of Directors.

         Section 6. Determination That Indemnification is Proper. Any indemnification under Section 1 or 2 of this Article VII of these Bylaws (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 1 or 2 of this Article VII, whichever is applicable, and upon an evaluation of the reasonableness of expenses and amount paid in settlement. Such determination and evaluation shall be made in any of the following ways: (a) by a majority vote of a quorum of the Board consisting of directors who are not parties or threatened to be made parties to such action, suit or proceeding; (b) if the quorum described in clause (a) above is not obtainable, then by a majority vote of a committee of directors duly designated by the Board of Directors and consisting solely of two or more directors who are not at the time parties or threatened to be made parties to the action, suit or proceeding; (c) by independent legal counsel in a written opinion, which counsel shall be selected in one of the following ways: (i) by the board or its committee in the manner prescribed in subparagraph (a) or (b), or (ii) if a quorum of the board cannot be obtained under subparagraph (a) and a committee cannot be designated under subparagraph (b), by the board; or (d) by the shareholders, but shares held by directors or officers who are parties or threatened to be made parties to the action, suit or proceeding may not be voted.



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         (e) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

         Section 7. Authorizations of Payment.

         (a)      Authorizations of payment under Sections 1 and 2 of this
                  Article VII shall be made in any of the following ways:

                  (i)      By the Board of Directors:

                           (A) if there are two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of all such directors (a majority of whom shall for this purpose constitute a quorum) or by a majority of the members of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding; or

                           (B)      if the corporation has one or more
                                    independent directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of all such directors (a majority of whom shall for this purpose constitute a quorum); or

                           (C) if there are no independent directors and fewer than two directors who are not parties or threatened to be made parties to the action, suit or proceeding, by the vote necessary for action by the board in accordance with Section 5.07, in which authorization all directors may participate; or

                  (ii) By the shareholders, but shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted on the authorization.

         (b) To the extent that the Articles of Incorporation include a provision eliminating or limiting the liability of a director pursuant to Indiana statute(s), the corporation may indemnify a director for the expenses and liabilities described below without a determination that the director has met the standard of conduct set forth in Sections 1 and 2 of this Article VII, but no indemnification may be made (except to the extent expressly authorized in Indiana statutory provisions), if the director (i) received a financial benefit to which he or she was not entitled, (ii) intentionally inflicted harm on the corporation or its shareholders, (iii) intentionally violated criminal law. In connection with an action or suit by or in the right of the corporation, as described in Section 2 of this Article VII, indemnification under this Section 7 of this
                  Article VII may be for expenses, including attorneys' fees, actually and reasonably incurred. In connection with an action, suit or proceeding other than one by or in the right of the corporation, as described in Section 1 of this Article VII, indemnification under this Section 7(b) of this Article VII may be for expenses, including attorneys' fees, actually and reasonably incurred, and for judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred.


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         Section 8. Proportionate Indemnity. If a person is entitled to indemnification under Section 1 or 2 of this Article VII of these Bylaws for a portion of expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount thereof, the corporation shall indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

         Section 9. Expense Advance. The corporation may pay or reimburse the reasonable expenses incurred by a person referred to in Sections 1 or 2 of this
Article VII of these Bylaws who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if both of the following apply: (a) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 1 or 2 of this Article VII; and (b) the person furnishes the corporation a written undertaking executed personally, or on his or her belief, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct. Determinations and evaluations under this Section 9 of this Article VII shall be made as specified in Section 6 of this Article VII and authorizations shall be made in the manner specified in Section 7 of this Article VII. A provision in the Articles of Incorporation, these Bylaws, a resolution by the board or the shareholders, or an agreement making indemnification mandatory shall also make advancement of expenses mandatory unless the provision specifically provides otherwise.

         Section 10. Non-Exclusivity of Rights. The indemnification or advancement of expenses provided under this Article VII is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a contractual arrangement with the corporation. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

         Section 11. Indemnification of Employees and Agents of the Corporation. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

         Section 12. Former Directors and Officers. The indemnification provided in this Article VII continues as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

         Section 13. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify the person against such liability under these Bylaws or the laws of the State of Indiana.



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         Section 14. Changes in Indiana Law. In the event of any change of the
Indiana statutory provisions applicable to the corporation relating to the subject matter of Article VII of these Bylaws, then the indemnification to which any person shall be entitled hereunder shall be determined by such changed provisions, but only to the extent that any such change permits the corporation to provide broader indemnification rights than such provisions permitted the corporation to provide prior to any such change. Subject to Section 15 of this
Article VII, the Board of Directors is authorized to amend these Bylaws to conform to any such changed statutory provisions.

         Section 15. Amendment or Repeal of Article VII. No amendment or repeal of this Article VII shall apply to or have any effect on any director or officer of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.